Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated November 14, 2011 relating to the consolidated financial statements of Midstates Petroleum Holdings, LLC (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of oil and gas reserves guidance on December 31, 2009), and of Midstates Petroleum Corporation (predecessor) appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

November 14, 2011